UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: December 3, 2008
(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19825 (Commission File Number)	94-3116852 (IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA (Address of principal executive offices)		94404 (Zip Code)

650.358.3456 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On November 26, 2008, SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) appointed Gary Titus as Senior Vice President, Finance & Chief Financial Officer.  In connection with Mr. Titus’ employment, the Company entered into an Employment Agreement (the “Titus Agreement”) which is attached to this report as Exhibit 99.1, is incorporated herein by reference in its entirety and qualifies the summary description of it set forth below.

Under the Titus Agreement, Mr. Titus will receive an annual base salary of $340,000, subject to pro-ration for the anticipated start of Mr. Titus’ service on December 8, 2008.   Mr. Titus will also be eligible to receive both an annual bonus with an initial target amount equal to 30% of his annual base salary and a one-time sign-on bonus of $25,000.  Subject to approval of the Company’s board of directors, Mr. Titus will receive two stock options, for an aggregate of 150,000 shares of the Company’s common stock at an exercise price per share equal to the closing price on the NASDAQ Global Market of a share of the Company’s common stock on the date of grant.  The first such option is for 75,000 shares, 25% of which vest on the first anniversary of his employment start date and the remainder of which vest ratably for the subsequent 36 months, contingent upon his continued service.  The second option is also for 75,000 shares and will vest based upon achievement of certain business objectives and subject to his continued service.  Both options are to be subject to the terms and conditions of the Company’s stock option plan.  Subject to approval of the Company’s board of directors, if Mr. Titus is involuntarily terminated within one year following a change of control (as defined in the employment agreement) of the Company, he will be entitled to severance pay equal one year’s amount of his annual base salary in effect at the time of his termination and the immediate vesting of any then-unvested portion of his initial option to purchase 150,000 shares of Common Stock.

Item 5.02 - Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)

On December 2, 2008, the Company announced the Board’s appointment of Gary Titus to the position of Senior Vice President Finance and Chief Financial Officer effective December 8, 2008.  A copy of the Company’s press release is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 5.02.

Before joining the Company, Mr. Titus served most recently as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, a publicly-held oncology pharmaceutical firm before its acquisition by Bristol-Myers Squibb.  Mr. Titus also previously was Chief Financial Officer and Vice President at Nuvelo, Inc., a publicly-held biopharmaceutical company.  Earlier in his career, Mr. Titus held a variety of positions with increasing management responsibilities at other biotechnology companies, including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and Johnson & Johnson’s healthcare division LifeScan, Inc.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Employment Agreement by and between SciClone Pharmaceuticals, Inc. and Gary Titus, dated as of November 26, 2008

99.2	Press Release issued by SciClone Pharmaceuticals, Inc., dated December 2, 2008, announcing the appointment of Gary Titus as Senior Vice President Finance and Chief Financial Officer